Exhibit 4.7

US$1,705,000,000 Revolving Credit Facility Agreement
Dated 23 March 2015

For

ICL Finance B.V.

(as Borrower)

and

Israel Chemicals Limited

(as Parent)

with

Banco Bilbao Vizcaya Argentaria, S.A.
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Barclays Bank PLC
BNP Paribas Fortis SA/NV
Citibank, N.A.
Commerzbank Aktiengesellschaft, Filiale Luxemburg
Coöperatieve Centrale Raiffeissen-Boerenleenbank B.A. (trading as Rabobank)
Crédit Agricole Corporate and Investment Bank
HSBC Bank Plc
Sumitomo Mitsui Banking Corporation Europe Limited
UniCredit Bank Austria AG

(as Mandated Lead Arrangers)

Sumitomo Mitsui Banking Corporation Europe Limited

(acting as Agent)

Dentons UKMEA LLP

One Fleet Place

London EC4M 7WS

United Kingdom

DX 242

Contents

1 Definitions and Interpretation	1
2 The Facility	17
3 Purpose	17
4 Conditions of Utilisation	17
5 Utilisation	18
6 Currency of Loans	19
7 Repayment and Extension Option	19
8 Prepayment and cancellation; illegality	21
9 Interest	23
10 Interest Periods	24
11 Changes to the calculation of interest	24
12 Fees	25
13 Tax gross up and indemnities	26
14 Changes in Circumstances	30
15 Other indemnities	31
16 Mitigation by the Lenders	32
17 Costs and expenses	32
18 Guarantee and indemnity	33
19 Representations	35
20 Information undertakings	39
21 Financial covenants	41
22 General undertakings	46
23 Events of Default	49
24 Changes to the Lenders	52
25 Changes to the Obligors	57

26 Role of the Agent	58
27 Conduct of business by the Finance Parties	63
28 Sharing among the Finance Parties	63
29 Payment mechanics	64
30 Set-off	66
31 Notices	67
32 Calculations and certificates	68
33 Partial invalidity	69
34 Remedies and waivers	69
35 Amendments and waivers	69
36 Finance Party default	70
37 Confidentiality of Funding Rates and Reference Bank Quotations	72
38 Counterparts	73
39 Governing law	73
40 Enforcement	74

US$1,705,000,000 Revolving Credit Facility Agreement

Dated     March 2015

Between

(1)	ICL Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, with corporate seat (statutaire zetel) in Amsterdam, The Netherlands and registered with the trade register of chamber of commerce (kamer van koophandel) under number 34217578 (the Borrower);

(2)	Israel Chemicals Limited, a public limited liability company incorporated under Israeli law, having its official seat in Tel Aviv, its office address at 23 Aranha Street, Millenium Tower, Tel Aviv, Israel and registered in the registrar of companies under nr. 52.002783-0 (the Parent);

(3)	ICL Finance Inc., a corporation formed under the laws of the State of Delaware and having its registered office at 1105 North Market Street, Suite 1300, Wilmington, DE 1980, United States of America (ICL Finance);

(4)	Banco Bilbao Vizcaya Argentaria, S.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, BNP Paribas Fortis SA/NV, Citibank, N.A., Commerzbank Aktiengesellschaft, Filiale Luxemburg, Coöperatieve Centrale Raiffeissen-Boerenleenbank B.A. (trading as Rabobank), Crédit Agricole Corporate and Investment Bank, HSBC Bank Plc, Sumitomo Mitsui Banking Corporation Europe Limited and UniCredit Bank Austria AG as mandated lead arrangers (together, the Mandated Lead Arrangers and each a Mandated Lead Arranger);

(5)	The financial institutions listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders); and

(6)	Sumitomo Mitsui Banking Corporation Europe Limited as agent of the other Finance Parties (the Agent).

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

Accession Letter means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, including in the case of Coöperatieve Centrale Raiffeisen Boerenleenbank B.A. any related bank (aangesloten bank) and any Subsidiary or Holding Company of Coöperatieve Centrale Raiffeisen Boerenleenbank B.A.

AFS means the Dutch act on financial supervision (Wet op het financieel toezicht) as amended, restated or replaced from time to time.

Agent's Spot Rate of Exchange means the Agent's spot rate of exchange for the purchase of the relevant currency with US Dollars (as appropriate) in the London foreign exchange market at or about 11:00 a.m. on a particular day.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling 1 month before the Termination Date.

Available Commitment means a Lender's Commitment minus:

(a)	the Dollar Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lender's Available Commitment.

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity, risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment, methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Break Costs means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and Tel Aviv and:

(a)	(in relation to any date for payment or purchase of US Dollars), New York; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

Confidential Information means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 24.6 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

CRDIV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as amended from time to time; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council dated 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended from time to time.

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Utilisation Date in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(aa)	administrative or technical error; or

(bb)	a Disruption Event; and,

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollar Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in US Dollars, that amount converted into US Dollars at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

Dutch GAAP means generally accepted accounting principles in The Netherlands, including IFRS as implemented in The Netherlands.

EURIBOR means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate as of the Specified Time for Euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Euro and € means the single currency of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).

Extension Fee means an amount in US$ equal to 0.075 per cent. of the aggregate Commitment of each Lender which has accepted the relevant Extension Request for each year it has agreed to extend the Termination Date applicable to that Lender.

Extension Option means the option to extend the relevant Termination Date set out in Clause 7.2 (Extension Option).

Extension Request has the meaning given to that term in Clause 7.2.3 (Extension Option).

Facility means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or before the date of this Agreement between the Agent and/or the Original Lenders and the Borrower setting out any of the fees referred to in Clause 12 (Fees).

Finance Document means this Agreement, any Fee Letter, each Accession Letter, any Extension Request and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent or a Lender.

Financial Indebtedness shall be construed so as to mean any indebtedness:

(a)	in respect of monies borrowed (including interest and other charges on or in respect thereof); and/or

(b)	under acceptance credits or like transactions involving the discounting of bills with banks or other financial institutions; and/or

(c)	in respect of any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instrument; and/or

(d)	under guarantees and indemnities against financial loss issued in respect of any indebtedness or another which would come within this definition; and/or

(e)	any liability in respect of purchase price for assets or services (excluding assets or services purchased in the ordinary course of business) the payment of which is deferred for periods in excess of 180 days; and/or

(f)	any currency swap or interest swap, cap or collar arrangements or any other derivative instrument.

First Maturity Date means the date falling 60 Months after the date of this Agreement.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (b) of Clause 11.4.1 (Cost of funds).

Group means the Borrower and its Subsidiaries for the time being.

Guarantor means the Parent, ICL Finance and any Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

ICL Group means the Parent and its Subsidiaries.

IFRS means International Financial Reporting Standards issued by the International Accounting Standards Board.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(aa)	administrative or technical error; or

(bb)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Initial Extension Request has the meaning given to that term in Clause 7.2.1 (Extension Option).

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(iii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to each Loan, the period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

Interpolated Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

Israeli GAAP means generally accepted accounting principles in Israel, including IFRS as implemented in the State of Israel.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Margin means 0.60 per cent per annum.

Material Adverse Effect means a material adverse effect on the ability of any Obligor to perform its obligations under this Agreement.

Material Subsidiary means at any time any Subsidiary of the Parent:

(a)	whose gross revenues before tax and interest, as shown by the last audited profit and loss account of such subsidiary represent 15 per cent or more of the consolidated gross revenues before tax and interest of the ICL Group as shown by the last audited consolidated profit and loss account of the ICL Group; or

(b)	whose gross assets as shown by the last audited balance sheet of such subsidiary represent 15 per cent or more of the consolidated gross assets (less reserves for depreciation, amortisation and doubtful receivables) of the ICL Group as shown by the last audited consolidated balance sheet of the ICL Group; and

(c)	which is not a Holding Company which carries on no other activities and has no liabilities to third parties,

(being at the date hereof, Dead Sea Works Limited, Dead Sea Bromine Company Limited and Rotem Amfert Negev Ltd.) (for the purpose of this definition, a report by the Chief Accounting Officer for the time being of the Parent (who shall be entitled to make such adjustments as he considers fair and appropriate in preparing such report) that in his opinion such subsidiary is or is not or was or was not a Material Subsidiary shall, subject to the provisions of Clause 20 (Information Undertakings), be prima facie evidence thereof).

Non-Public Lender means any entity which does not belong to the "public" within the meaning of CRD IV.

Non-Recourse Project means any standalone project financing entered into by any Project Subsidiary solely for the purposes of the relevant project, where the recourse of the provider of that project financing is limited to the assets comprised in the project of the Project Subsidiary.

Obligor means the Borrower or a Guarantor.

Original Financial Statements means:

(a)	in relation to the Borrower, the audited financial statements of the Borrower for its financial year ending 31 December 2013;

(b)	in relation to the Parent, the audited consolidated financial statements of the Parent for its financial year ending 31 December 2013; and

(c)	in relation to ICL Finance, the audited financial statements of ICL Finance for its financial year ending 31 December 2013.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Encumbrance means:

(a)	any Security listed in Schedule 6 (Existing Security) together with (and not exceeding) the principal amount secured thereunder;

(b)	any encumbrance granted by any Obligor over (a) documents of title under letters of credit or letters of credit refinancing facilities or (b) bills of exchange drawn under letters of credit, securing short term credit facilities of a tenor of not more than one year;

(c)	any encumbrance granted by any Obligor in favour of any bank or financial institution over the assets or the issued share capital of any company acquired by such Obligor for the purposes of securing indebtedness owed to such bank or financial institution by any member of the Group or the ICL Group and borrowed for the purposes of acquiring such assets or the issued share capital of any company acquired by such Obligor;

(d)	any netting, set-off or other pooling arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(e)	any lien arising by operation of law and in the ordinary course of trading;

(f)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group.

(g)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company.

(h)	any Security entered into pursuant to any Finance Document;

(i)	any encumbrance granted by the Parent to any bank or financial institution over the proceeds of any contract payable to the Parent or granted over inventory or goods connected with the performance of such contract provided that the aggregate amount of such proceeds when aggregated with the amount of other proceeds so encumbered, shall not exceed US$100,000,000 (or its equivalent in other currencies as determined by the Agent);

(j)	any encumbrance granted by the Parent to the State of Israel, any agency or sub-division thereof or to any bank incorporated in the State of Israel acting on its behalf securing the obligations of the Parent in respect of its failure to comply with the terms on which an investment grant may have been made by the State of Israel or such agency or sub-division to it, provided that (i) the aggregate outstanding principal amount secured by such an encumbrance does not exceed US$300,000,000 (or its equivalent in other currencies as determined by the Agent) and (ii) such an encumbrance is over the assets in respect of which such an investment grant has been granted;

(k)	any nominal encumbrance granted by the Parent over its assets to the extent necessary in order to comply with the formal requirement of Israeli companies laws applicable to companies generally in respect of the issue of debentures by the Parent;

(l)	any fixed or floating charge in existence at the date hereof (a) which appeared on the charges register of the Parent and on the charges register maintained by the Registrar of Companies in Israel on the date hereof or which has been disclosed to the Agent in writing on or before the date hereof, (b) which is restricted by its terms to a charge over those assets or (in the case of a floating charge) classes of assets over which it is granted at the date hereof, and (c) which secures only indebtedness owed by the Parent to banks incorporated in Israel or to the State of Israel (or any agency or sub-division thereof); and

(m)	any Security granted by a Project Subsidiary to any bank or financial institution in respect of a Non-Recourse Project, provided that such Security is limited to the assets of that Project Subsidiary and the Financial Indebtedness secured by that Security is incurred solely for the purposes of that Non-Recourse Project.

Project Subsidiary means any member of the Group which has been incorporated for the sole purpose of a Non-Recourse Project.

Quotation Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(b)	(for US Dollars) two Quotation Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means, in relation to EURIBOR or LIBOR (if applicable) the principal London offices of the Agent, or such other banks as may be appointed by the Agent in consultation with the Borrower, provided each such bank confirms its willingness to act as a Reference Bank.

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Interbank Market means in relation to Euro, the European interbank market and, in relation to US Dollars, the London interbank market.

Relevant GAAP means generally accepted accounting principles as in effect from time to time in the relevant jurisdiction.

Repeating Representations means each of the representations set out in Clause 19 (Representations) save for those representations referred to in Clauses 19.7, 19.8, 19.10.2 and 19.11.3.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Reservations means the reservations or qualifications of law contained in the legal opinions referred to in Schedule 2 (Conditions Precedent) delivered to the Agent pursuant to the terms of this Agreement.

Resignation Letter means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions.

Sanctions means any trade, financial or other economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the State of Israel

(c)	Japan and the Ministry of Foreign Affairs of Japan;

(d)	the European Union;

(e)	the United Kingdom; or

(f)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the United States Department of the Treasury, the United States Department of State and Her Majesty’s Treasury (together, the Sanctions Authorities).

Sanctions List means the "Specially Designated Nationals and Blocked Persons List" and the "Sectoral Sanctions Identifications List" each maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the "Financial Sanctions: Consolidated List of Targets List" and the "Investments Ban List" maintained by Her Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, in each case as amended, supplemented or substituted from time to time.

Screen Rate means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

Second Maturity Date means the date which falls 12 Months from the First Maturity Date.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Specified Time means a time determined in accordance with Schedule 7 (Timetables).

Subsidiary means in relation to a company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	half or more of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

TARGET2 means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in Euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means, subject to Clause 29.7 (Business Days):

(a)	if no Extension Request is delivered, the First Maturity Date for all Lenders;

(b)	in relation to any Initial Extension Request:

(i)	for each Lender which accepts the Initial Extension Request, the Second Maturity Date; and

(ii)	for each other Lender, the First Maturity Date; or

(c)	in relation to any Ultimate Extension Request:

(i)	for any Lender which has previously accepted the Initial Extension Request and accepts the Ultimate Extension Request, the Third Maturity Date.

(ii)	for any Lender which has not accepted the Initial Extension Request but accepts the Ultimate Extension Request, the Second Maturity Date (if that Lender has agreed to extend for one year) or the Third Maturity Date (if that Lender has agreed to extend for two years); and

(iii)	for any other Lender, the First Maturity Date.

Third Maturity Date means the date which falls 12 Months from the Second Maturity Date.

Total Commitments means the aggregate of the Commitments being US$1,705,000,000 at the date of this Agreement.

Transfer Certificate means a certificate substantially the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Ultimate Extension Request has the meaning given to that term in Clause 7.2.2 (Extension Option).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Dollars and US$ mean the lawful currency of the United States of America.

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Requests).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the Agent, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	assets includes present and future properties, revenues and rights of every description;

(c)	the European interbank market means the interbank market for Euro operating in Participating Member States;

(d)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f)	a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last month of any period.

(g)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(h)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory (other than internal self-regulatory procedures not applicable to companies generally) or other authority or organisation;

(i)	a provision of law is a reference to that provision as amended or re-enacted; and

(j)	a time of day is a reference to London time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Dutch Terms

1.3.1	In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a suspension of payments or a moratorium of any indebtedness includes (voorlopige) surseance van betaling and a moratorium is declared in respect of any indebtedness includes surseance verleend;

(b)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese Ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(c)	gross negligence means grove schuld;

(d)	an encumbrance or a security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)	wilful misconduct means opzet;

(f)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht);

(g)	any legal procedure or other procedure or step taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, liquidation, dissolution or administration includes an entity having filed (i) for surseance van betaling or voorlopige surséance van betaling or (ii) any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) ("TCA") or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA;

(h)	a moratorium includes surseance van betaling;

(i)	an administrative receiver or liquidator includes a curator;

(j)	an administrator includes a bewindvoerder; and

(k)	an attachment includes a beslag.

1.4	Third Party Rights

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dual currency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes including the financing of investments and acquisitions and the refinancing of the indebtedness of the Borrower as it matures.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received or waived all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding at any one time.

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be Euro or US Dollars.

5.3.2	The amount of the proposed Loan must be:

(a)	if the currency selected is Euro, a minimum of €20,000,000 and multiples of €10,000,000 or, if less, the Available Facility; or

(b)	if the currency selected is US Dollars, a minimum of US$20,000,000 and multiples of US$10,000,000 or if less, the Available Facility; and

(c)	in any event such that its Dollar Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall determine the Dollar Amount of each Loan which is to be made in Euro and shall notify each Lender of the amount, currency and the Dollar Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time, provided further that if the amount of a Loan so calculated by the Agent should cause the Total Commitments to be exceeded the amount of such Loan shall be reduced to an amount which will not cause such excess.

5.4.4	No Lender is obliged to participate in a Loan to the extent that such Loan would exceed the Total Commitments and/or its Commitment.

5.4.5	Each Loan to the Borrower shall at all times be provided by a Non-Public Lender.

6	Currency of Loans

6.1	Unavailability of Euro

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that Euro are not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in Euro would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.1 will be required to participate in the Loan in US Dollars (in an amount equal to that Lender's proportion of the Dollar Amount) and its participation will be treated as a separate Loan denominated in US Dollars during that Interest Period.

6.2	Agent's calculations

6.2.1	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment or consolidation of Loans to be made on the last day of the relevant Interest Period.

6.2.2	Each Lender's participation in a Loan will, subject to Clause 6.2.1 above, be determined in accordance with Clause 5.4.2 (Lenders' participation).

7	Repayment and Extension Option

7.1	Repayment of Loans

7.1.1	The Borrower shall repay each Loan which it has drawn on the last day of its Interest Period.

7.1.2	Without prejudice to the Borrower's obligation under Clause 7.1.1 above, if one or more Loans are to be made available to the Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by the Borrower;

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.1 (Unavailability of Euro)); and

(c)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(aa)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(bb)	each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(iii)	the Borrower will not be required to make any payment in cash; and

(iv)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

7.2	Extension Option

7.2.1	The Borrower may by notice to the Agent (the Initial Extension Request) not more than 60 days and not less than 35 days before the first anniversary of the date of this Agreement, request that the First Maturity Date be extended for a further period of one year to the Second Maturity Date.

7.2.2	The Borrower may by notice to the Agent (the Ultimate Extension Request) no more than 60 days and not less than 35 days before the second anniversary of the date of this Agreement, request that the Termination Date:

(a)	with respect to Lenders who have agreed to the Initial Extension Request, be extended for a further period of one year; and/or

(b)	if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request:

(i)	be extended for a period of one year to the Second Maturity Date; or

(ii)	be extended for a period of two years to the Third Maturity Date,

as selected by the Borrower in the notice to the Agent.

7.2.3	The Agent must promptly notify the Lenders of any Initial Extension Request or Ultimate Extension Request (an Extension Request).

7.2.4	Each Lender may, in its absolute discretion, decide whether or not to accept the Extension Request. Each Lender that agrees to an Extension Request by the date falling 15 days before the relevant anniversary of the date of this Agreement, will extend its Commitment for a further period of one year or two years, as applicable, from the then current Termination Date and the applicable Termination Date with respect to the Commitment of that Lender will be extended accordingly.

7.2.5	If any Lender fails to reply to an Extension Request on or before the date falling 15 days before the relevant anniversary of the date of this Facility Agreement, it will be deemed to have refused that Extension Request and its Commitments will not be extended.

7.2.6	If one or more (but not all) of the Lenders agree to an Extension Request, then the Agent must notify the Borrower and the Lenders which have agreed to the extension, identifying in that notification which Lenders have not agreed to the Extension Request.

7.2.7	Subject to Clause 7.2.8 below, each Extension Request is irrevocable.

7.2.8	The Borrower may, on the basis that one or more of the Lenders has or have not agreed to the Extension Request and no later than the date falling 5 days before the relevant anniversary of the date of this Agreement, withdraw the request by notice to the Agent which will promptly notify the Lenders.

7.2.9	The Borrower shall pay the Extension Fee on or prior to the date falling 10 days before the relevant anniversary of the date of this Agreement to the Agent for the account of each Lender that has accepted the relevant Extension Request.

8	Prepayment and cancellation; illegality

8.1	Illegality

8.1.1	If:

(a)	it is or becomes unlawful in any jurisdiction for a Lender to give effect to any of its obligations as contemplated by the Finance Documents or to fund or maintain its participation in any Loan (or it becomes unlawful for any Affiliate of a Lender incorporated or operating in any member state of the European Union, the United States of America or Japan for the Lender to do so); or

(b)	(notwithstanding paragraph (a) above) it is or becomes a breach of Sanctions for a Lender or any Affiliate of a Lender for that Lender to:

(i)	receive payments (regardless of whether such payments could be received into a blocked or frozen account) as contemplated by the Finance Documents;

(ii)	perform any of its obligations as contemplated by the Finance Documents or to fund (regardless of whether such funds could be received into a blocked or frozen account); or

(iii)	to maintain its participation in a Loan; or

(c)	a representation made by the Borrower under Clauses 19.16 (Application of the Loans) or 19.18 (Sanctions) proves to have been incorrect or misleading in any material respect at the time it was made or repeated or, but for this Clause 8.1 (Illegality), a Default would have occurred under Clause 22.11 (Application of the Loans), then:

(i)	a Lender shall not be obliged to fund any Utilisation;

(ii)	a Lender may notify the Agent in writing of that event and that it requires prepayment pursuant to this Clause 8.1 (Illegality). The Agent shall promptly pass that notice to the Borrower;

(iii)	the Borrower shall repay (but only after receipt of the notice referred to in (ii) above) that Lender's participation in the Loans made to the Borrower on the last day of the then current Interest Period (together with all other amounts payable by it to that Lender under the Finance Documents) or on the date specified by the Lender in the notice delivered to the Agent under (ii) above (such date being no earlier than the last day of any applicable grace period permitted by law) and any repayment so made shall satisfy the Borrower's obligations under Clause 7.1 (Repayment of Loans); and

(iv)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled.

8.1.2	In relation to a Finance Party incorporated in Germany (a German Finance Party), Clauses 8.1.1(b), 8.1.1(c), 19.16(c)(i), 19.18 and 22.11(b)(ii)(aa) (Sanctions) shall only apply for the benefit of such German Finance Party to the extent that the above provisions would not result in:

(a)	any violation of, conflict with or liability under the EU Regulation 2271/96; or

(b)	a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 a no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute.

8.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 30 days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Dollar Amount of the Loan by a minimum amount of US$10,000,000).

8.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 30 days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Commitment (but, if in part, being a minimum Dollar Amount, and an integral multiple, of US$10,000,000). Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Right of repayment and cancellation in relation to a single Lender

8.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 13.2 (Tax Gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax Indemnity) or Clause 14.1 (Increased Costs),

the Borrower may, whilst (in the case of paragraphs (a) and (b) above) the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

8.4.2	On receipt of a notice referred to in Clause 8.4.1 above, the Commitment of that Lender shall immediately be reduced to zero.

8.4.3	On the last day of each Interest Period which ends after the Borrower has given notice under Clause 8.4.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan.

8.5	Restrictions

8.5.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any applicable Break Costs, without premium or penalty.

8.5.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

8.5.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.5.6	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.5.7	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Dollar Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 8.5.7 shall reduce the Commitments of the Lenders rateably.

9	Interest

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR or, in relation to any Loan in Euro, EURIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan which has been made to it on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period and on the last day of such Interest Period).

9.3	Default interest

9.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2 below, is 1 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by that Obligor on demand by the Agent .

9.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

9.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10	Interest Periods

10.1	Selection of Interest Periods

10.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

10.1.2	If the Borrower fails to specify the Interest Period in a Utilisation Request to the Agent in accordance with Clause 10.1.1 above, the relevant Interest Period will be 3 months.

10.1.3	Subject to this Clause 10, the Borrower may select an Interest Period of 1, 3 or 6 months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

10.1.4	An Interest Period for a Loan shall not extend beyond the First Maturity Date, and if the Facility is extended in accordance with the Extension Option, an Interest Period for a Loan shall not extend beyond the relevant Termination Date.

10.1.5	An Interest Period for a Loan shall start on the Utilisation Date.

10.1.6	A Loan shall have one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not).

11	Changes to the calculation of interest

11.1	Unavailability of Screen Rate

11.1.1	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period of a Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

11.1.2	Reference Bank Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:

(a)	the currency of a Loan; or

(b)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

11.1.3	Cost of funds: If Clause 11.1.2 applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate

11.2.1	Subject to Clause 11.2.2, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

11.2.2	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan for the relevant Interest Period from the wholesale market for the relevant currency would be in excess of LIBOR or, if applicable, EURIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

11.4.1	If this Clause 11.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

11.4.2	If this Clause 11.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.4.3	Any alternative basis agreed pursuant to Clause 11.4.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.5	Break Costs

11.5.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.5.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	Fees

12.1	Commitment fee

12.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee in US Dollars calculated daily at the rate of 0.35 per cent per annum on that Lender's Available Commitment for the Availability Period.

12.1.2	The accrued commitment fee is payable on the last day of each successive period of three months during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Up front fees

The Borrower shall pay to the Agent for the Lenders up front fees, each up front fee shall be payable in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Utilisation Fee

12.4.1	The Borrower shall pay to the Agent (for the account of each Lender) a utilisation fee in US Dollars calculated daily at the rate of:

(a)	0.10 per cent per annum on that Lender's participation in any outstanding Loans if the total outstanding principal amount of the Loans is less than 33 per cent of the Total Commitments; or

(b)	0.20 per cent per annum on that Lender's participation in any outstanding Loans if the total outstanding principal amount of the Loans is equal to or more than 33 per cent of the Total Commitments but less than 66 per cent of the Total Commitments; or

(c)	0.35 per cent per annum on that Lender’s participation in any outstanding Loans if the total outstanding principal amount of the Loans is equal to or more than 66 per cent of the Total Commitments.

12.4.2	The accrued utilisation fee is payable on the last day of each successive period of three months commencing on the date of this Agreement, on the Termination Date and at the time of any prepayment under this Agreement of any Lender’s participation in any Loan or cancellation of any Lender’s Commitment hereunder.

13	Tax gross up and indemnities

13.1	Definitions

13.1.1	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

13.2	Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

13.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

13.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Clause 13.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(iv)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(v)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 13(Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

13.3.3	A Protected Party making, or intending to make a claim under Clause 13.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Claims by Lenders

A Lender intending to make a claim pursuant to Clause 13.3 (Tax Indemnity) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof in reasonable detail provided that nothing herein shall require such Lender to disclose any confidential information relating to the organisation of its affairs.

13.5	Notification of Requirement to Deduct Tax

If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), that Obligor shall, within three days of becoming aware of the requirement to deduct or withhold, notify the Agent.

13.6	Evidence of Payment of Tax

If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Lender, within 30 days after it has made such payment to the applicable authority, evidence satisfactory to such Lender(s) (including all relevant tax receipts) that such deduction or withholding has been duly remitted to the appropriate authority.

13.7	Tax Credit

In the event that, following the imposition of any taxes upon any payment by an Obligor as aforesaid, any Lender shall actually receive or be granted a credit against or remission for any income or corporation tax payable by it, such Lender shall (subject to the relevant Obligor having paid any additional amount payable in accordance with this Clause 13.7) to the extent that it can do so without prejudice to the retention of the full amount of such credit or remission, reimburse to that Obligor such amount of such credit or remission as such Lender shall in its sole opinion have concluded to be allocable to the imposition of such taxes. Nothing herein contained shall affect the right of each Lender to arrange its tax affairs as it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from any Tax on its corporate profits or similar Tax liability in respect of the imposition of such Tax and, if any Lender does claim any such relief, it shall be under no obligation to claim the same in priority to any other claims, reliefs, credits or deductions available to it.

13.8	FATCA information

13.8.1	Subject to Clause 13.8.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(iii)	a FATCA Exempt Party; or

(iv)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

13.8.2	If a Party confirms to another Party pursuant to paragraph (a) of Clause 13.8.1 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

13.8.3	Clause 13.8.1 above shall not oblige any Finance Party to do anything, and paragraph (c) of Clause 13.8.1 shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

13.8.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a) or (b) of Clause 13.8.1 (including, for the avoidance of doubt, where Clause 13.8.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8.5	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(a)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(b)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(c)	the date a new US Tax Obligor accedes as a Borrower; or

(d)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

13.8.6	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 13.8.5 to the Borrower.

13.8.7	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 13.8.5 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

13.8.8	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 13.8.5 or 13.8.7 without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 13.8.5, 13.8.6 or 13.8.7.

13.9	FATCA Deduction

13.9.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

13.9.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14	Changes in Circumstances

14.1	Increased Costs

14.1.1	If, by reason of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation and/or (B) compliance with any law or regulation or any request or requirement being a request or requirement with which Lenders customarily comply relating to the maintenance of reserves, insurance, capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority (in each case whether made or implemented before or after the date of this Agreement and including, without limitation, CRDIV and Basel III):

(a)	any amount payable to or the effective return of a Lender or any Holding Company of such Lender under this Agreement or in respect of its Commitment is reduced;

(b)	a Lender or any Holding Company of such Lender incurs an increased cost or an additional cost as a result of such Lender's maintaining a commitment or performing its obligations (including its obligations to participate in the making of any Loan) under this Agreement;

(c)	there is any increase in the cost or an additional cost to a Lender or any Holding Company of such Lender of funding or maintaining its share of a Loan; or

(d)	a Lender becomes liable to make any payment on account of Tax or otherwise (not being a Tax imposed on and calculated by reference to the net income paid to and received by such Lender's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of such Lender's share of the Loan and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Agent, within 5 Business Days pay to the Agent for the account of that Lender amounts sufficient to hold harmless and indemnify that Lender or such Lender's Holding Company from and against, as the case may be, (1) such reduction in the rate of return of capital or amount due and payable under this Agreement, (2) such increased cost or additional cost, (3) such increased cost or additional cost (or such proportion of such increased cost or additional cost as is, in the reasonable opinion of that Lender, attributable to its share of the Loan) or (4) such liability arising under Clause 14.1.1(d). In each case that Lender shall promptly forward to the Borrower through the Agent written evidence in reasonable detail certified by such Lender as to such occurrence.

14.1.2	In calculating the Borrower's liability under this Clause 14.1, no account shall be taken of any such cost, reduction, payment or foregone interest or other return to the extent that they have already been taken into account in calculating the Borrower's liability under Clause 13 (Tax Gross up and indemnities), including any FATCA Deduction required to be made by a Party.

14.2	Increased Costs Claims

A Lender intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower provided that nothing herein shall require such Lender to disclose any confidential information relating to the organisation of its affairs.

14.3	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.4	Value added tax

14.4.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

14.4.2	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

14.4.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time reimburse and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

15	Other indemnities

15.1	Currency indemnity

15.1.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or reasonably incurred as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that the Parent will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	(following consultation with the Borrower) investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16	Mitigation by the Lenders

16.1	Mitigation

16.1.1	Each Finance Party shall, in consultation with the Borrower (for a period not exceeding 30 days), take all reasonable steps (as the Borrower may agree) to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clauses 8.1 (Illegality), 13 (Tax gross-up and indemnities) or 14.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Clause 16.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would or might have an adverse effect upon its business, operations or financial condition.

17	Costs and expenses

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including external legal fees to the extent separately agreed) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18	Guarantee and indemnity

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18.4, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of an Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1(Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

18.8	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19	Representations

Each Obligor makes the representations and warranties set out in this Clause 19 (other than the representation contained in Clause 19.11.3 which shall be given by the Borrower and the Parent only) to each Finance Party on the date of this Agreement.

19.1	Status

19.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.1.2	It has the power to own its assets and carry on its business as it is being conducted.

19.1.3	The Borrower is a wholly-owned Subsidiary of the Parent.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clauses 4 (Conditions of Utilisation) or 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	it or any of the Material Subsidiaries' constitutional documents; or

(c)	any agreement (other than this Agreement) or instrument binding upon it or any of the Material Subsidiaries or any of its or any of the Material Subsidiaries’ assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully (in its jurisdiction of incorporation) to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

19.6.1	Subject to the Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

19.6.2	Subject to the Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

Subject to the Reservations, it is not required as at the date hereof under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation as at the date hereof it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

19.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.9.2	To the best of its knowledge and belief and after having made due investigation, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any Material Subsidiary or to which its and, in the case of the Parent, its Material Subsidiaries' assets are subject which might have a Material Adverse Effect.

19.10	No misleading information

19.10.1	Any factual information provided prior to the date hereof by any member of the Group and the ICL Group to the Lenders in connection with this Agreement was true, complete and accurate in all material respects as at the date it was provided.

19.10.2	To the best of its knowledge or belief and after making due enquiries, nothing material has occurred or been omitted from the information referred to above and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

19.11	Financial statements

19.11.1	Its Original Financial Statements were prepared in accordance with, in the case of the Borrower, Dutch GAAP, and in the case of the Parent, Israeli GAAP and in all other cases, the Relevant GAAP applicable to the relevant Obligor, consistently applied.

19.11.2	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Borrower and the Parent) during the relevant financial period to which it relates.

19.11.3	There has been no material adverse change in its business or condition (financial or otherwise) prospects or operations (and the Parent confirms that there has been no material adverse change in the business or consolidated condition (financial or otherwise) prospects or operations of the ICL Group as a whole) since the date on which the Original Financial Statements were prepared.

19.12	Pari passu ranking

Under the laws of its jurisdiction as at the date of this Agreement, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

Save as referred to in Note 24 of the Original Financial Statements of the Parent and in the financial statements provided pursuant to Clause 20.1 (Financial Statements), to the best of its knowledge and belief and after having made due investigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a material adverse effect on the business or financial condition of any Obligor or any Material Subsidiary have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Material Subsidiaries.

19.14	Security

No Security prohibited under Clause 22.3 (Negative pledge) exists over all or any of its present or future revenues or assets.

19.15	Immunity

It will not be entitled to claim immunity from suit, execution, attachment or the legal process in any proceedings taken in the jurisdiction of its incorporation.

19.16	Application of the Loans

Following the Utilisation Date:

(a)	the Borrower has applied each Loan only in accordance with the purpose set out in Clause 3.1 (Purpose);

(b)	the Borrower has made sufficient enquiries into the businesses of its investment or acquisition targets to ensure that each Loan shall be applied by its investment or acquisition targets only towards legitimate and lawful transactions; and

(c)	the Borrower has not permitted or authorised any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to benefit or to fund any trade, business or other activities with:

(i)	a Restricted Party, if such business, trade or activity is illegal under Sanctions applicable to the Borrower or a Finance Party; and/or

(ii)	to finance the purchase of firearms or the trade in illegal goods, including drugs and services.

19.17	Anti-corruption law

19.17.1	Each member of the Group has conducted and is conducting its businesses in compliance with applicable anti-corruption laws and has instituted and maintained and will institute and maintain policies and procedures designed to promote and achieve compliance with such laws.

19.17.2	To the extent the laws referred to in Clause 19.17.1 conflict, there shall be no breach of Clause 19.17.1 provided the Borrower has used reasonable endeavours to comply with Clause 19.17.1.

19.18	Sanctions

19.18.1	Neither the Borrower nor (to the best of the Borrower's knowledge after due enquiry):

(a)	any other member of the Group; nor

(b)	any of the Borrower’s joint ventures; nor

(c)	the Parent's or any Material Subsidiary's respective directors and officers,

is a Restricted Party or has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority which, if adversely determined, might reasonably be expected to have a material adverse effect on the business or financial condition of the Parent, any Obligor or any Material Subsidiary.

19.18.2	The Borrower and each other member of the Group has instituted and maintains policies and procedures designed to promote and achieve compliance with all laws and regulations relating to Sanctions that are applicable to the Borrower or any member of the Group.

19.19	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request, the date of any Extension Request and the first day of each Interest Period; and

(b)	in the case of an Obligor, the day on which the company becomes an Obligor.

20	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

20.1.1	The Borrower and the Parent shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event, in respect of the Borrower, within 150 days after the end of each of its financial years and, in respect of the Parent, within 90 days after the end of each of its financial years:

(a)	its audited consolidated financial statements for that financial year; and

(b)	the audited financial statements of each Obligor for that financial year; and

20.1.2	The Parent shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 60 days after the end of each of the first three quarters in each of its financial years its unaudited consolidated financial statements for that period.

20.2	Compliance Certificate

20.2.1	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 20.1.1(a) or Clause 20.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.2.2	Each Compliance Certificate shall be signed by (i) the Vice President of Finance or the Chief Financial Officer of the Parent and (ii) another authorised signatory of the Parent and in relation to the financial statements delivered pursuant to Clause 20.1.1(a) of Clause 20.1 (Financial statements) to the extent that the Agent shall have reasonable concerns as to the accuracy of the Compliance Certificate, shall be reported on by the Parent's auditors.

20.3	Requirements as to financial statements

20.3.1	Each set of financial statements delivered by the Borrower and the Parent pursuant to Clause 20.1 (Financial statements) shall be certified by the Financial Officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

20.3.2	The Borrower and the Parent shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using, in the case of the Borrower, Dutch GAAP, in the case of the Parent, Israeli GAAP or, in the case of any other Obligor, the Relevant GAAP applicable to that Obligor's jurisdiction, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Relevant GAAP (other than the introduction of IFRS by the State of Israel and the adoption by the Borrower of IFRS in 2008), the accounting practices or reference periods and its auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the Dutch GAAP, Israeli GAAP or other Relevant GAAP accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared;

(b)	if the Parent notifies the Agent that a change in the Relevant GAAP is required pursuant to this Clause 20.3.2, the Parent shall, in respect of that financial year only, calculate the financial covenants contained in Clause 21 (Financial covenants) in accordance with the Relevant GAAP applicable to the Parent immediately before the change in the Relevant GAAP; and

(c)	the Agent (acting on the instructions of the Majority Lenders) and the Parent shall negotiate in good faith for a period not exceeding 30 days with a view to agreeing such amendments to Clause 21 (Financial covenants) as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement. If amendments satisfactory to the Majority Lenders are agreed by the Parent within such 30 day period, those amendments shall take effect in accordance with the terms agreed; and

(d)	if such amendments are not agreed, the Parent shall deliver to the Agent sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.3.3	Each set of financial statements delivered by an Obligor pursuant to Clause 20.1.1 shall be audited by auditors of recognised public standards in the Netherlands, in the case of the Borrower, in Israel, in the case of the Parent, and in the relevant Obligor's jurisdiction, in the case of any other Obligor, in each case acceptable to the Agent.

20.4	Information: miscellaneous

20.4.1	The Borrower, the Parent and ICL Finance shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched to the Tel Aviv Stock Exchange and all other publicly available documents dispatched by the Borrower, the Parent and ICL Finance to their respective shareholders (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a material adverse effect on the business or financial condition of any Obligor;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably require; and

(d)	in the case of the Parent, forthwith on the request of any Lender (through the Agent) and in any event within 90 days of such request being made, provide at the cost of the Parent a report by the independent auditors from time to time of any Subsidiary of the Parent specified in such request (who shall be entitled to make such adjustments as they consider fair and appropriate in preparing such report) as to whether or not such subsidiary is or is not or was or was not a Material Subsidiary provided that no Lender may make such a request unless the Chief Accounting Officer of the Parent has first prepared and delivered a report with respect thereto as contemplated in the definition of "Material Subsidiary". A report by such auditors shall, in the absence of manifest error, be conclusive and binding on all parties and shall replace for all purposes any report of the Chief Accounting Officer of the Parent referred to above.

20.5	Notification of default

20.5.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.5.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

21	Financial covenants

21.1	Definitions

When used in this Clause 21, the following terms shall have the meanings ascribed to them:

Acquired Subsidiary Total Debt means all Total Debt of any person which becomes a Subsidiary of the Parent after the date of this Agreement and which:

(a)	is outstanding on the date such person becomes a Subsidiary (or such person is at such time contractually bound, in writing, to incur such Total Debt);

(b)	has not been (and is not being) incurred, extended or renewed in contemplation of such person becoming a Subsidiary; and

(c)	remains outstanding for a period of not more than 180 days from the date such person becomes a Subsidiary.

Capital Lease means at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with Israeli GAAP.

Cash and Cash Equivalents means:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations:

(i)	issued or guaranteed by the government of the United States of America, Israel, the United Kingdom, The Netherlands, France, Germany or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(ii)	issued or guaranteed by a government other than as set out in (c)(i) where those marketable obligations are rated AAA by Standard & Poor's or FitchIBCA or Aaa by Moody's Investor Services or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	which is issued in the United States of America, the United Kingdom, The Netherlands, France or Germany;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 from Standard & Poor's or FitchIBCA or P-1 by Moody's Investor Services, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or

(e)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the ICL Group is beneficially entitled at that time and which, or the proceeds of which, is capable of being applied against Senior Debt. In this definition, an acceptable bank is (i) Bank Leumi and Bank Hapoalim and their respective subsidiaries, (ii) a commercial bank, financial institution or trust company which has a rating of A or higher by Standard & Poor's or FitchIBCA or A2 or higher by Moody's Investor Services or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

Consolidated Assets means, at any time, the total assets of the ICL Group which would be shown as assets on a consolidated balance sheet of the ICL Group as of such time prepared in accordance with Israeli GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and shares of Subsidiaries of the relevant Group Company.

Consolidated EBITDA means Consolidated Net Income for a measurement period, adjusted by:

(a)	adding back Consolidated Net Financing Expense for such period;

(b)	excluding any exceptional or extraordinary item;

(c)	deducting any amount attributable to minority interests; and

(d)	adding back taxes, depreciation and amortisation.

Consolidated Net Debt means at any time (without double counting) the aggregate amount of all obligations of the ICL Group for or in respect of Debt but:

(a)	including, in the case of finance leases, only the capitalised value therefor;

(b)	deducting the aggregate amount of Cash and Cash Equivalents held by any member of the ICL Group at such time; and

(c)	deducting up to US$350,000,000 outstanding under the Trade Receivables Securitisation Programme that may from time to time be classified as Debt.

Consolidated Net Financing Expense means net financing expense for the ICL Group on a consolidated basis, calculated in accordance with Israeli GAAP.

Consolidated Net Income means, in relation to any period, the net income (or loss) of the ICL Group for such period (taken as a cumulative whole), as determined in accordance with Israeli GAAP, after eliminating all offsetting debits and credits between the ICL Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the ICL Group in accordance with Israeli GAAP.

Consolidated Net Interest Expense means, in relation to any period, the sum (without double counting but in each case, eliminating all offsetting debits and credits between the ICL Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the ICL Group in accordance with Israeli GAAP) of:

(a)	all interest in respect of Debt of the ICL Group (including imputed interest on Capital Lease obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalised or deferred during such period and not deducted in determining Consolidated Net Income for such period; and

(b)	all debt discount and expense amortised or required to be amortised in the determination of Consolidated Net Income for such period,

less interest income of the ICL Group.

Consolidated Shareholders' Equity means, at any time the sum of:

(a)	the par value (or value stated on the books of the corporation) of the shares of the ICL Group (excluding shares which are subscribed for but unissued); and

(b)	the amount of the paid-in capital and retained earnings of the ICL Group,

(in each case as such amounts would be shown on a consolidated balance sheet of the ICL Group as of such time prepared in accordance with Relevant GAAP) less (to the extent included above), all amounts properly attributable to minority interests (if any) in the shares of the ICL Group.

Debt means, with respect to any person, without duplication,

(a)	its liabilities for borrowed money;

(b)	its liabilities for the deferred purchase price of property acquired by such person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its Capital Lease obligations;

(d)	all liabilities for borrowed money secured by any Security with respect to any property owned by such person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)	any guarantee or indemnity against financial loss of such person with respect to liabilities of a type described in any of paragraphs (a) to (d) above.

In this definition, Debt of any person shall include all obligations of such person of the character described in paragraphs (a) to (e) above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under Israeli GAAP.

EBITDA for any person, shall mean the net income of such person for a measurement period, adjusted by:

(a)	adding back Net Financing Expense for such period;

(b)	excluding any exceptional or extraordinary item;

(c)	deducting any amount attributable to minority interests; and

(d)	adding back taxes, depreciation and amortisation.

Finance Subsidiary Total Debt means Total Debt of a Subsidiary that is not guaranteed by a member of the ICL Group (other than the Borrower or the Parent) which:

(a)	has been formed for the purpose of, and whose primary activities are, the issuance of debt obligations to persons other than Affiliates (which debt obligations are non-recourse to the assets of such Subsidiary except for its assets constituting loans to the Borrower or the Parent) and the lending of net proceeds of such debt obligations to the Borrower or the Parent and activities related thereto; and

(b)	has no significant assets other than promissory notes evidencing such loans to the Borrower or the Parent.

Net Financing Expense, in relation to any person, means net financing expense for that person, calculated in accordance with Relevant GAAP.

Priority Debt means, without double counting, the sum of:

(a)	the aggregate Total Debt of each member of the ICL Group secured by any Security; and

(b)	Total Debt of Subsidiaries of the Parent (other than the Borrower),

excluding:

(i)	any Total Debt of any member of the ICL Group owed to the Parent, ICL Finance, the Borrower and/or any wholly-owned Subsidiary;

(ii)	up to US$350,000,000 outstanding under the Trade Receivables Securitisation Programme that may from time to time be classified as Total Debt;

(iii)	Finance Subsidiary Total Debt;

(iv)	Acquired Subsidiary Total Debt;

(v)	Total Debt of any Guarantor which is an Additional Guarantor under Clause 25.2 (Additional Guarantors) provided that the claims of the Finance Parties rank at least pari passu with the claims of all unsecured creditors of that Total Debt; and

(vi)	the Total Debt of all Project Subsidiaries.

Quarter Date means the last day of each quarter in a financial year of the Parent.

Senior Debt means any Debt of any member of the ICL Group other than any Debt that is fully subordinated to the Facility.

Total Debt in relation to any person, means, without double counting, the aggregate of that part of Financial Indebtedness of that person relating to:

(a)	its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred shares;

(b)	its liabilities for the deferred purchase price of property acquired by such person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	all liabilities appearing on its balance sheet in accordance with Relevant GAAP in respect of Capital Leases;

(d)	all liabilities for borrowed money secured by any Security with respect to any property owned by such person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)	all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)	the net amount payable by that person under any hedging agreement of any kind; and

(g)	any guarantee or indemnity for financial loss of such person with respect to liabilities of a type described in any of paragraphs (a) to (f) above,

and Total Debt shall include all obligations of such person of the character described in paragraphs (a) to (g) above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under Relevant GAAP.

Trade Receivables Securitisation Programme means the trade receivables securitisation programme entered into by certain members of the ICL Group on 2 July 2010 including any renewal thereto.

21.2	Financial covenants

The Parent shall ensure at all times for so long as any amount is outstanding under the Finance Documents or any commitment is in force:

21.2.1	Equity

Consolidated Shareholders’ Equity will not be less than US$2,000,000,000.

21.2.2	Interest cover

The ratio of Consolidated EBITDA to Consolidated Net Interest Expense, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of the Parent ending on that Quarter Date, will not be less than 3.5:1.

21.2.3	Debt cover

The ratio of Consolidated Net Debt to Consolidated EBITDA, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of the Parent ending on that Quarter Date, will not exceed 3.5:1.

21.2.4	Subsidiary indebtedness

The total amount of Priority Debt will not at any time exceed ten per cent of Consolidated Assets calculated as at the Quarter Date most recently falling before such time.

21.3	Amendments

21.3.1	If as a result of any change in the Relevant GAAP pursuant to Clause 20.3 (Requirements as to financial statements) or any event which, in the reasonable opinion of the Parent or the Agent (acting on the instructions of the Majority Lenders), will have a material effect on the financial covenants above, the Parent or, as the case may be, the Agent believes that the financial undertakings set out in this Clause 21 need to be amended as a result of any such change, determination or requirement, the Parent shall negotiate with the Agent in good faith to amend the existing financial undertakings so as to provide the Lenders with substantially the same protections as the financial undertakings set out in this Clause 21 (but which are not materially more onerous).

21.3.2	If the Parent and the Agent cannot agree such amended financial undertakings within 30 days of that notice, the Parent and the Agent shall jointly nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination the Agent shall request the Chairman for the time being of the Institute of Chartered Accountants in England to nominate a firm of chartered accountants for that purpose. Such accountants shall act as experts and not arbitrators and their decision shall be final and binding on the parties. The costs of such accountants shall be paid by the Parent, an estimate of such costs having been presented to and approved by the Parent prior to the engagement of such accountants.

21.4	Determinations

The calculation of ratios and other amounts under this Clause 21 shall be made by the Parent by reference to the latest financial information of the Parent, or other period in relation to which the calculation falls to be made (which, in the case of EBITDA and the financial covenants contained in this Clause 21, shall be calculated four times per year as at 31 March, 30 June, 30 September and 31 December (in each case in respect of the immediately preceding period of 12 months).

22	General undertakings

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

22.3.1	No Obligor shall (without the prior written consent of the Majority Lenders) create or permit to subsist any Security over any of its assets other than a Permitted Encumbrance applicable to it.

22.3.2	The Parent shall not without the prior written consent of the Majority Lenders:

(a)	make any loans or guarantees, other than to or in respect of:

(i)	Subsidiaries which are beneficially owned by it as to at least 50 per cent of the issued voting share capital thereof; and

(ii)	companies (not being Subsidiaries) which are beneficially owned by it as to at least 25 per cent of the issued voting share capital thereof provided that the aggregate principal amount of such loans shall not exceed at any time US$75,000,000;

(b)	grant any credit (save in the ordinary course of business); or

(c)	give any other guarantee or indemnity except for:

(i)	any indemnity issued in favour of any officer or member of the board of directors of the Parent and certain Subsidiaries in respect of such person's performance of its duties as an officer or member of the board of directors of the Parent and certain Subsidiaries, as the case may be, provided that when calculating the amount of such indemnities, the amount of all insurance covers taken with prime insurance companies by the Parent and corresponding to such indemnities shall be deducted from the amount of such indemnities; and

(ii)	guarantees or indemnities in an amount which, when aggregated with all other guarantees and indemnities given by the Parent (including without limitation under Clause 22.3.2(c)(i)), does not (without duplication) exceed at any time, US$550,000,000 (or its equivalent in other currencies as determined by the Agent) provided that it shall not be a breach hereof if such limitation is exceeded by reason of any variation in the equivalent other than at the time of the issue of any other guarantee or indemnity.

22.4	Disposals

22.4.1	Neither the Borrower, the Parent, ICL Finance nor any Material Subsidiary shall (without the prior written consent of the Agent (acting on the instructions of the Majority Lenders)) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of:

(a)	the whole or any part (the aggregate value of which is 20 per cent or more of the value of the whole) of its revenues or its assets; or

(b)	any asset which is essential to the continued conduct of the business of the Borrower, the Parent ICL Finance or any Material Subsidiary.

22.4.2	Clause 22.4.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of trading of the disposing entity; or

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality.

22.4.3	Without the prior written consent of the Agent (acting on the instruction of the Majority Lenders) the Parent shall not cease to own beneficially (directly or indirectly) at least 67 per cent of either the voting stock or the non-voting stock of any company which qualifies as a Material Subsidiary immediately prior to the date on which it ceased to be so owned by the Parent.

22.5	Merger

The Parent shall not (without the prior written consent of the Majority Lenders) enter into any amalgamation, demerger, merger or corporate reconstruction except those concluded with another member of the Group or the ICL Group where the surviving legal entity is the Parent.

22.6	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Obligors or any Material Subsidiary from that carried on at the date of this Agreement.

22.7	Israel Chemical Limited's Shareholders

The Parent shall inform the Agent of the identity of any shareholder of the Parent holding more than 10 per cent of either the voting stock or the non-voting stock of the Parent promptly upon becoming aware of such holding.

22.8	Acquisitions

The Borrower shall notify the Agent of any single acquisition of shares, assets or securities by it or any member of the Group where the aggregate consideration payable in connection with that acquisition (including any deferred element) is greater than or equal to US$50,000,000 as soon as practicable after that acquisition.

22.9	"Know Your Customer" Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.10	Banking Act

The Borrower shall comply in all respects with the AFS.

22.11 Application of the Loans

Following each Utilisation Date:

(a)	the Borrower shall apply each Loan under this Agreement only in accordance with the purpose set out in Clause 3.1 (Purpose); and

(b)	the Borrower:

(i)	shall make sufficient enquiries into the businesses of its investment or acquisition targets to ensure that each Loan shall be applied by its investment or acquisition targets only towards legitimate and lawful transactions; and

(ii)	shall not permit or authorise any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to benefit or to fund any trade, business or other activities with:

(aa)	a Restricted Party, if such business, trade or activity is illegal under Sanctions applicable to the Borrower or a Finance Party; and/or

(bb)	to finance the purchase of firearms or the trade in illegal goods, including drugs and services.

22.12	Anti-corruption law

The Borrower shall ensure that it and each member of the Group at all times conducts its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

23	Events of Default

Each of the events or circumstances set out in Clause 23 (save for Clause 23.15 (Acceleration)) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

23.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment)).

23.3.2	No Event of Default under Clause 23.3.1 or Clause 23.2 (Financial covenants) will occur if:

(a)	the failure to comply is capable of remedy and is remedied within 20 Business Days of the Agent giving notice to the Obligor or the Obligor becoming aware of the failure to comply; or

(b)	the failure to comply occurs under Clause 22.11 (Application of the Loans).

23.4	Misrepresentation

23.4.1	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made.

23.4.2	No Event of Default under Clause 23.4.1 will occur if the misrepresentation relates to Clauses 19.16 (Application of the Loans) or 19.18 (Sanctions).

23.5	Cross default

23.5.1	Any Financial Indebtedness of any Obligor or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any Obligor or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any Obligor or any Material Subsidiary is cancelled or suspended by a creditor of any Obligor or any Material Subsidiary as a result of an event of default (however described).

23.5.4	Any creditor of any Obligor or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Obligor or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.5	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 23.5.1 to 23.5.4 above is being contested in good faith by any Obligor or any Material Subsidiary and which with other such Financial Indebtedness being so calculated is less than US$10,000,000 (or its equivalent in any other currency or currencies as determined by the Agent).

23.6	Insolvency

23.6.1	Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation;

(b)	a composition, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any Obligor or any Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets;

(d)	enforcement of any Security over any material assets of any Obligor or any Material Subsidiary, or

(e)	or any analogous procedure or step is taken in any jurisdiction provided that no Event of Default shall occur under this Clause 23.7 to the extent that:

(i)	the relevant proceedings are dismissed within 30 days after their commencement;

(ii)	any re-organisation is on terms previously approved by the Agent acting on the instructions of the Majority Lenders; or

(iii)	on any winding-up, dissolution or re-organisation of any Obligor or any Material Subsidiary, the assets are distributed to any other Obligor or Material Subsidiary to the extent of the interest therein of the relevant member of the Group immediately prior to such winding-up, dissolution or re-organisation.

23.8	Creditors' process

Any court or other judicial or administrative tribunal issue any warrant, process or order of expropriation, attachment, guarantee, sequestration, distress, warrants, execution affects any asset or assets of the Borrower, the Parent, ICL Finance or any Material Subsidiary having an aggregate value of US$10,000,000 (or its equivalent in any other currency as determined by the Agent) and is not discharged within sixty days or where the Borrower, the Parent, ICL Finance or any Material Subsidiary is contesting the proceedings of such judicial or administrative tribunal in good faith and due diligence and has, if required by the Agent (acting on the instructions of the Majority Lenders), provided that the Agent is reasonably satisfied that the Borrower, the Parent, ICL Finance or any Material Subsidiary as appropriate has sufficient funds available to it to meet any related liability.

23.9	Curtailment

The Government of Israel ceases beneficially to own the Special State Shares; and for the purpose of this Clause 23.9, the Special State Shares means the Special State Shares in the Parent and in each of Dead Sea Works Ltd., Rotem Amfert Negev Ltd., Dead Sea Bromine Company Ltd., Bromine Compounds Limited and IMI with such rights and terms attached to it as more particularly described in the Articles of Association of the Parent.

23.10	Ownership of the Borrower

The Borrower ceases to be a Subsidiary of the Parent.

23.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.13	Failure to Pay Final Judgment

Any Obligor or Material Subsidiary fails to comply with or pay any sum due in excess of US$10,000,000 (or its equivalent in other currencies as determined by the Agent) in aggregate from it under any final judgment or final order made or given by any court of competent jurisdiction.

23.14	Material adverse change

There shall occur any material adverse change in the business, assets or condition of any Obligor or ICL Group taken as a whole from that at the date hereof, which would be likely to imperil, delay or prevent fulfilment by any Obligor of its obligations hereunder or contemplated hereby.

23.15	Acceleration

23.15.1	Subject to Clause 23.15.2 below, on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by two Business Days' notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.15.2	There shall not be an Event of Default if:

(a)	any Event of Default referred to in Clause 23.15.1 occurs in respect of a Guarantor (other than the Parent and ICL Finance) (a Defaulting Guarantor); and

(b)	the Parent notifies the Agent within five Business Days of the occurrence of such Event of Default indicating that it is able to cure the Event of Default within 30 days of the occurrence of such Event of Default by the resignation of the Defaulting Guarantor and, provided the Agent (acting on the instructions of the Majority Lenders) approves, the accession of an Additional Guarantor from the Group or ICL Group pursuant to Clause 25.2 (Additional Guarantors). The Parent shall procure that the Defaulting Guarantor submits a Resignation Letter and the Additional Guarantor, as approved by the Agent, submits an Accession Letter within the 30 day period referred to above.

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is located in a country with which Israel has diplomatic relations (the New Lender).

24.2	Conditions of assignment or transfer

24.2.1	A Lender can and may only assign or transfer any of its rights or obligations to a New Lender if such New Lender is a Non-Public Lender.

24.2.2	The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or if an Event of Default has occurred and is continuing.

24.2.3	Unless the Borrower and the Agent otherwise agree, a transfer of part of its Commitments or the rights and obligations under this Agreement by the Existing Lender must be in a minimum aggregate amount of US$5,000,000 (or, if less, its outstanding Commitment).

24.2.4	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Lender has requested it.

24.2.5	An assignment will only be effective on:

(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.6	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.7	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a "Lender".

24.6	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.7 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.7	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.12 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(aa)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(bb)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(cc)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

24.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 24.8, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Register

The Agent shall maintain a register of Lenders and the amount of their Commitments and shall update such register on each occasion that there is a change in the Lenders or the amount of any Lender's Commitment. The Agent shall make such register available at all reasonable times to the other parties hereto.

25	Changes to the Obligors

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Guarantors

25.2.1	Subject to compliance with the provisions of Clauses 22.9(c) and 22.9(d) ("Know your customer" checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(a)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent – Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

25.2.2	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent – Additional Guarantor).

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

25.4.1	The Parent may request that a Guarantor (other than the Parent, ICL Finance or any member of the Group or the ICL Group which has acceded as an Additional Guarantor under Clause 23.15.2 (Acceleration)) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

25.4.2	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has provided evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders) that this is the case).

26	Role of the Agent

26.1	Appointment of the Agent

26.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

26.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

26.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	No fiduciary duties

26.3.1	Nothing in this Agreement constitutes the Agent a trustee or fiduciary of any other person.

26.3.2	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.4	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.5	Rights and discretions of the Agent

26.5.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.5.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

26.5.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.5.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

26.5.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.5.6	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

26.6	Majority Lenders' instructions

26.6.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.6.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.6.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.6.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.6.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7	Responsibility for documentation

The Agent is not responsible for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8	Exclusion of liability

26.8.1	Without limiting Clause 26.8.2 below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

26.8.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.8.

26.8.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.8.4	Nothing in this Agreement shall oblige the Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks that it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10	Resignation of the Agent

26.10.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

26.10.2	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

26.10.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.10.2 above within 20 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent provided such successor Agent is a bank or financial institution.

26.10.4	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 26.10.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement as agreed with the Borrower and which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

26.10.5	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

26.10.6	The Agent's resignation notice shall only take effect upon the appointment of a successor.

26.10.7	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.10.8	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 26.10.2 above. In this event, the Agent shall resign in accordance with Clause 26.10.2 above.

26.10.9	The Agent shall resign in accordance with Clause 26.10.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 26.10.3 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under Clause 13.8 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to Clause 13.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

26.11	Confidentiality

26.11.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.11.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.14	Role of Reference Banks

26.14.1	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

26.14.1	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

26.14.2	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 26.14 subject to Clause 1.4 (Third party Rights) and the provisions of the Third Parties Act.

26.15	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 26.14 (Role of Reference Banks), Clause 35.3 (Other exceptions) and Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party Rights) and the provisions of the Third Parties Act.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Waiver of Consequential Damages

No Finance Party shall be liable on any theory of liability for any indirect, consequential or punitive damages and each Obligor hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries (if any)) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

27	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	Sharing among the Finance Parties

28.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights

28.3.1	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 28.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

28.5.1	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29	Payment mechanics

29.1	Payments to the Agent

29.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions: (i) in the case of Loans denomination US Dollars, in New York; and (ii) in the case of Loans denomination Euro, in Participating Member States or London.

29.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.1.3	Alternative arrangements

If, at any time, it shall become impractical (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments hereunder in the manner specified in this Clause then the Borrower may agree with each or any of the Lenders alternative arrangements for the payment direct to such Lender of amount due to such Lender hereunder. Provided that, in the absence of any such agreement with any Lender, the Borrower shall be obliged to make all payments due to such Lender in the manner specified herein. Upon reaching such agreement, the Borrower and such Lender shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Lender.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clauses 29.3 (Distributions to an Obligor) and 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

29.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

29.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	third, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 29.5.1(b) to 29.5.1(d) above.

29.5.3	Clauses 29.5.1 and 29.5.2 above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

29.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

29.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

29.8.1	Subject to Clauses 29.8.2 to 29.8.5 below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

29.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.8.5	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

29.9	Change of currency

29.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30	Set-off

A Finance Party may (but shall not be obliged to) set off any obligation due from and payable by an Obligor (but unpaid) under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or SWIFT. Notices sent by the Agent in the ordinary course of business will not be signed.

31.2	Addresses

The address, fax number and SWIFT number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name in the signatories pages below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name in the signatories pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

31.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of SWIFT when received;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

31.3.3	All notices from or to an Obligor shall be sent through the Agent.

31.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause 31 will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address, fax number and SWIFT number

Promptly upon receipt of notification of an address and fax number or change of address, fax number or SWIFT number pursuant to Clause 31.2 (Addresses) or changing its own address, fax number or SWIFT number, the Agent shall notify the other Parties.

31.5	Electronic communication

31.5.1	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

31.5.2	Any such electronic communication as specified in Clause 31.5.1 to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

31.5.3	Any such electronic communication as specified in Clause 31.5.1 made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.5.4	Any electronic communication which becomes effective, in accordance with Clause 31.5.3, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

31.6	English language

31.6.1	Any notice given under or in connection with any Finance Document must be in English.

31.6.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.6.3	In the event of any translation into Hebrew of any of the foregoing being made and any conflict arising between the English and Hebrew versions, the English version shall prevail. If, however, any competent court should nevertheless hold that any such Hebrew translation shall prevail, the English version thereof shall be referred to in order to assist in interpretation.

32	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments and waivers

35.1	Required consents

35.1.1	Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

35.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2	All Lender matters

35.2.1	Subject to Clause 35.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (other than pursuant to the Extension Option);

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment, an extension of any Availability Period (other than pursuant to the Extension Option) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(e)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2 (Finance Parties' rights and obligations), Clause 8.1 (Illegality), Clause 23.9 (Curtailment), Clause 23.10 (Ownership of the Borrower), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 39 (Governing law) or Clause 40 (Jurisdiction); or

(h)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

35.2.2	An amendment or waiver which relates to Clause 19.16(c) (Application of the Loans), Clause 19.18 (Sanctions) or Clause 22.11 (Application of the Loans) may not be effected without the consent of each Lender.

35.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Mandated Lead Arrangers or that Reference Bank, as the case may be.

35.4	Replacement of Screen Rate

35.4.1	Subject to Clause 35.3 (Other exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

35.4.2	If any Lender fails to respond to a request for an amendment or waiver described in Clause 35.4.1 within 10 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36	Finance Party default

36.1	Disenfranchisement of Defaulting Lenders

36.1.1	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its undrawn Commitment.

36.1.2	For the purposes of this Clause 36.1 the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender. Nothing in this Agreement shall oblige the Agent to investigate whether or not a Lender is or is not a Defaulting Lender.

36.2	Replacement of a Defaulting Lender

36.2.1	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisation and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

36.2.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.2 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than 5 days after the notice referred to in Clause 36.2.1 above; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.3	Impaired Agent

36.3.1	If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party beneficially entitled to that payment under the Finance Documents. In each case the payments must be made on the due date for payment under the Finance Documents.

36.3.2	All interest accrued on the amount standing to the credit of the trust account will be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

36.3.3	A Party which has made a payment in accordance with this Clause 36.3 will be discharged of the relevant payment obligation under the Finance Documents and will not take any credit risk with respect to the amounts standing to the credit of the trust account.

36.3.4	Promptly on the appointment of a successor Agent under this Agreement, each Party which has made a payment in accordance with this Clause 36.3 must give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with the Finance Documents.

36.4	Replacement of Impaired Agent

36.4.1	If the Agent is an Impaired Agent, after consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days' notice (or any shorter notice the Majority Lenders may agree) replace the Agent.

36.4.2	The replacement of the Agent and appointment of a successor Agent under this Clause 36.4 will take effect on the date specified in that notice.

36.4.3	Other than as set out in this Clause 36.4, the provisions of Clause 26.10 (Resignation of the Agent) apply to any replacement of the Agent under this Clause 36.4.

36.5	Other agency matters

The Agent may disclose the identity of a Defaulting Lender to the other Lenders and the Borrower and must disclose the same upon request by the Borrower or the Majority Lenders.

36.6	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Document which require communications to be made or notices to be given to or by the Agent will be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision will not operate after a replacement Agent has been appointed.

37	Confidentiality of Funding Rates and Reference Bank Quotations

37.1	Confidentiality and disclosure

37.1.1	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by Clauses 37.1.2, 37.1.3 and 37.1.4.

37.1.2	The Agent may disclose:

(a)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 9.4 (Notification of rates of interest); and

(b)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

37.1.3	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(a)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(b)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(c)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

37.1.4	The Agent's obligations in this Clause 37 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (a) of Clause 37.1.2) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2	Related obligations

37.2.1	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

37.2.2	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(a)	of the circumstances of any disclosure made pursuant to paragraph (b) of Clause 37.1.3 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

38	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

40	Enforcement

40.1	Jurisdiction of English courts

40.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations arising out of or in connection with this Agreement (a Dispute).

40.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.1.3	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Cleveland Potash Limited of Boulby Mine, Loftus, Saltburn-by-the-Sea, Cleveland TS13 4UZ as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 40.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signatories

The Borrower

ICL Finance B.V.

By:

/s/ R.J.N. Mulder        /s/ S.M. Degen

Name: R.J.N. Mulder            S.M. Degen

Title: Authorised signatory

PO Box 313

1000 AH Amsterdam

The Netherlands

Attention: Financial Manager

Fax: 00 31 20 6868 328

The Parent

Israel Chemicals Limited

By: /s/ Michael Hazzan       /s/ Amir Benita

ICL Finance

ICL Finance Inc.

By: /s/ Heather Luther          /s/ Paul Schlessman

The Mandated Lead Arrangers and Lenders

Banco Bilbao Vizcaya Argentaria, S.A.

By: /s/ Miguel Castillo Gutierrez     /s/ Blanca Cabrera Atrian

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By: /s/ Andrew Trenouth

Barclays Bank PLC

By: /s/ Roger Crosby

BNP Paribas Fortis SA/NV

By: /s/ Theo Schrage       /s/ Edwin Herskovic

Citibank, N.A.

By: /s/ Yinon Abramowitz

Commerzbank Aktiengesellschaft, Filiale Luxemburg

By: /s/ Bianca Bahn       /s/ Angeliki Meintani

Coöperatieve Centrale Raiffeissen-Boerenleenbank B.A. (trading as Rabobank)

By: /s/ F.J. Elzinga       /s/ D.P. Koolstra

Crédit Agricole Corporate and Investment Bank

By: /s/ Gregory Collette       /s/ Nicolas Lipovsky

HSBC Bank Plc

By: /s/ Illegible

Sumitomo Mitsui Banking Corporation Europe Limited

By: /s/ Yoshihiro Ikeda       /s/ Nobuyaki Sato

UniCredit Bank Austria AG

By: /s/ Nikolaus Somogyi       /s/ Claudia Bergmann

The Agent

Sumitomo Mitsui Banking Corporation Europe Limited

By: /s/ Simon Murrell

99 Queen Victoria Street

London

EC4V 4EH

Tel:	+44 (0) 20 7786 1837
Fax:	+44 (0) 20 7786 1656
Attention:	Loans Agency